Exhibit 99.1

CIMAREX ENERGY AND MAGNUM HUNTER ANNOUNCE
COMPLETION OF MERGER

Denver, CO — June 7, 2005 – Cimarex Energy Co. (NYSE: XEC) and Magnum Hunter Resources, Inc. (NYSE: MHR) jointly announced today that all conditions to the agreement and plan of merger that provides for the acquisition by Cimarex of Irving-based Magnum Hunter have been satisfied and the merger is effective today. As a result of the merger, Magnum Hunter will be a wholly-owned subsidiary of Cimarex, and the combined organization will be based in Denver, Colorado.

F.H. Merelli, Chairman and CEO of Cimarex said:  “We look forward to successful integration of Magnum Hunter’s assets and operations.  The combined asset base and drilling portfolio of the two companies provides an excellent opportunity for long-term growth and positive financial performance.”

Upon closing Cimarex will have a market capitalization of approximately $3.2 billion. Including debt, enterprise value exceeds $3.7 billion.  Year end 2004 pro forma combined proved reserves total 1.5 trillion cubic feet equivalent (67% natural gas) and first quarter 2005 pro forma combined production was 482.5 million cubic feet equivalent per day. Cimarex will have approximately 600 employees.

Magnum Hunter stockholders will receive 0.415 shares of Cimarex common stock in exchange for each share of Magnum Hunter common stock.  Cimarex will issue approximately 39.5 million common shares to Magnum Hunter stockholders and will then have approximately 81.3 million shares outstanding.

About Cimarex Energy

Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Mid-Continent, Gulf Coast, Permian Basin of West Texas and New Mexico and Gulf of Mexico areas of the U.S.

This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on Cimarex Energy Co. and Magnum Hunter Resources, Inc. current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Risks, uncertainties and assumptions include 1) the possibility that problems may arise in successfully integrating the businesses of the two companies; 2) the possibility that the acquisition may involve unexpected costs; 3) the possibility that the combined company may be unable to achieve cost-cutting synergies; 4) the possibility that the businesses may suffer as a result of uncertainty surrounding the acquisition; 5) the possibility that the industry may be subject to future regulatory or legislative actions; 6) the volatility in commodity prices for oil and gas; 7) the presence or recoverability of estimated reserves; 8) the ability to replace reserves; 9) environmental risks; 10) drilling and operating risks; 11) exploration and development risks; 12) competition; 13) the ability of management to execute its plans to meet its goals and other risks that are described in SEC reports filed by Cimarex and Magnum Hunter. Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by Cimarex and Magnum Hunter. Cimarex and Magnum Hunter assume no obligation and expressly disclaim any duty to update the information contained herein except as required by law.

FOR FURTHER INFORMATION CONTACT

Cimarex Energy Co. contact:
Mark Burford, Director of Capital Markets
303-295-3995